Exhibit 99.1

TARPON INDUSTRIES ANNOUNCES 2004 HAINES YEAR-END RESULTS AND 2004 YEAR-END PRO FORMA UPDATE

Marysville, Mich., May 9 — Tarpon Industries, Inc. (“Tarpon” or “the Company”) (AMEX: TPO), a manufacturer and distributor of structural and mechanical steel tubing and steel storage rack systems, today announced results for the year ended December 31, 2004 for the Company’s acquisition of the Haines Road Facility of Bolton Steel Tube Co. Ltd. (“Haines Road”), which was consummated on February 17, 2005, and the Company’s 2004 year end updated unaudited pro forma financial results.

For the fiscal year ending December 31, 2004, Haines Road reported net revenues of approximately $15,397,000 and net income after taxes of approximately $763,000.

In addition, on an unaudited pro forma basis for the year ending December 31, 2004, Tarpon reported net revenues of approximately $63,202,000 and net income after taxes of approximately $23,000 on an earnings per share basis. The unaudited pro forma results assumes the Company’s initial public offering of its common shares and the acquisitions of EWCO and Haines closed in January 1, 2004, includes the acquisition of Steelbank only from the date of acquisition in May 2004.

The unaudited pro forma fiscal 2004 net income after taxes also includes several expenses relating to Tarpon’s acquired accompanies and financing activities, such as non-employee option expense, professional expenses, severance costs, foreign exchange loss associated with promissory notes issued to sellers, and interest expense associated with the Steelbank interim receivable factoring arrangement.

According to J. Peter Fraquhar, Chairman of the Board and Chief Executive Officer of Tarpon, “the addition of the 2004 Haines Road financial information certainly provides a clearer picture of Tarpon’s 2004 unaudited pro forma financial performance and we’re encouraged by those results.”

Farquhar added, “We are excited about the acquisition of the Haines Road facility. We believe this acquisition is complementary to our existing steel tubing operations. It provides an entrance into mechanical steel tubing manufacturing, and thereby further diversifies our manufactured product offering. We also believe the acquisition of Haines Road enhances our existing Steelbank steel tubing distribution business and affords an excellent platform for growth. Over the past year, Tarpon has made three significant acquisitions, and we will continue to focus on expanding our business both organically and through strategic acquisitions.”

2004 TARPON EARNINGS SUMMARY

	2004	2004
	Actual (1)	Pro Forma (2)(3)
	(Audited)	(Unaudited)
	(dollars in thousands, except per share data)
Net Revenues	$37,622	$63,202
Net Income (loss)	(1,995)	23
Net Income (loss) per Common Share — Basic and Diluted	$(1.63)	$0.005
Weighted Average Number of Common Shares	1,227	4,638

(1)	The consolidated financial summary does not include EWCO and Steelbank for the period during 2004 in which each entity was not under Tarpon’s ownership. This information also does not include Haines Road.

(2)	Assumes the acquisition of EWCO and Haines Road and the Company’s initial public offering of its common shares closed as of January 1, 2004. This information does not include financial results for Steelbank for the period during 2004 prior to its date of acquisition by Tarpon, May 17, 2004.

(3)	The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the transactions had actually been completed at the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the combined company.

Earnings Conference Call

The Company will host a conference call to discuss its financial results at 1:00 p.m. EDT on May 12, 2005. To participate in the call, please dial 800-895-3606 or, internationally at, 785-424-1065 approximately ten minutes prior to the scheduled starting time. The call will be available live on the internet on the investor relations page of the Company’s website, http://www.tarponind.com. A replay of the call will be available until May 19, 2005. To listen to the replay, please call 800-688-4915, or internationally at 402-220-1319. The online archive of the webcast will be available for one year following the call.

About Tarpon Industries, Inc.

Tarpon Industries, Inc., through its wholly owned subsidiaries, manufactures and sells structural and mechanical steel tubing and engineered steel storage rack systems.

Forward-Looking Statements

Certain statements made by Tarpon in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales, our ability to successfully integrate acquisitions, changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors, costs related to legal and administrative matters, our ability to realize cost savings expected, inefficiencies related to production that are greater than anticipated, changes in technology and technological risks, increased fuel costs, increased steel costs as it relates to our selling price, work stoppages and strikes at our facilities and that of our customers, the presence of downturns in customer markets where the Company’s goods and services are sold, financial and business downturns of our customers or vendors, and other factors, uncertainties, challenges, and risks detailed in Tarpon’s public filings with the Securities and Exchange Commission. Tarpon does not intend or undertake any obligation to update any forward-looking statements.

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CONTACT:	J. Peter Farquhar
Chairman of the Board and Chief Executive Officer
810-364-7421 ext. 207

SOURCE:	Tarpon Industries, Inc.